Exhibit 21.1

LIGAND PHARMACEUTICALS INCORPORATED
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Apeiron Biologics GmbH	Austria
CyDex Pharmaceuticals, Inc.	Delaware
LHNC, Inc.	Delaware
Ligand Holdings UK Ltd.	England and Wales
Ligand UK Development Limited	England and Wales
Ligand UK Limited	England and Wales
Metabasis Therapeutics, Inc.	Delaware
Neurogen Corporation	Delaware
Pelthos Therapeutics Inc.	Delaware
Pfenex Inc.	Delaware
Pharmacopeia, LLC	Delaware
Seragen, Inc.	Delaware
Vernalis Therapeutics, Inc.	Delaware